Exhibit 10.11

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED AS TO CERTAIN PORTIONS OF THIS DOCUMENT. EACH SUCH PORTION, WHICH HAS BEEN OMITTED HEREIN AND REPLACED WITH AN ASTERISK [***], HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

LICENSE AND COMMERCIALIZATION AGREEMENT

THIS LICENSE AND COMMERCIALIZATION AGREEMENT including the exhibits referred to herein and attached hereto which are hereby incorporated by reference (the “Agreement”), entered into as of April 30, 2013 (“Signature Date”), by and between Otonomy, Inc., a Delaware corporation having a principal place of business located at 6275 Nancy Ridge Road, Suite 100, San Diego, CA 92121 (“Otonomy”) and DURECT Corporation, a Delaware corporation having a principal place of business located at 10260 Bubb Road, Cupertino, California 95104 (“DURECT”).

RECITALS

A.    WHEREAS, DURECT owns or has rights to certain information and data relating to the development of Gacyclidine and has conducted certain pre-clinical investigations regarding the use of Gacyclidine in the treatment of tinnitus.

B.    WHEREAS, DURECT has licensed certain rights to Active Agents as locally delivered therapeutics with rights to sublicense to Otonomy pursuant to an Amended and Restated Agreement No. 98238 between Institut National de la Sante et de la Recherche Medicale (“INSERM”) and DURECT dated May 1, 2001 as amended and restated in January 2002 (the “INSERM Agreement”), a copy of which is attached as Exhibit C.

C.    WHEREAS, DURECT and NeuroSystec Corporation (“NeuroSystec”) previously entered into a license and commercialization dated May 13, 2004 (the “Prior Agreement”), pursuant to which DURECT granted to NeuroSystec an exclusive license to certain technology for site-specific and time-released delivery of Gacyclidine and certain other drugs to the middle or inner ear, including certain rights obtained by DURECT under the INSERM Agreement.

D.    WHEREAS, Otonomy and IncuMed, LLC (“IncuMed”), an affiliate of NeuroSystec, have entered into that certain Asset Transfer Agreement of even date herewith pursuant to which Otonomy purchased from IncuMed substantially all of the assets of NeuroSystec relating to Gacyclidine, including without limitation NeuroSystec’s interest in the Prior Agreement.

E.    WHEREAS, Otonomy and DURECT desire to amend and restate the Prior Agreement to modify and/or clarify certain of the provisions of the Prior Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Otonomy and DURECT hereby agree as follows:

1.	DEFINITIONS

As used in this Agreement, the following terms shall have the meanings indicated herein:

1.1.    “Active Agent” shall mean Gacyclidine, as well as each of the separate diasteriomers comprising Gacyclidine, together with all salt forms, solvates and esters of any of the foregoing, in each case to the extent claimed or otherwise disclosed in the DURECT Patent Rights.

1.2.    “Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediates, is controlled by, controls, or is under common control with such Person, as of or after the Effective Date. For purposes of this definition only, the term “control” means the possession of the power to direct or cause the direction of the management and policies of an entity, whether by ownership of voting stock or partnership interest, by contract or otherwise, including, without limitation, direct or indirect ownership of fifty percent (50%) or more of the voting interest in the entity in question.

1.3.    “Approval” shall mean the approval, including pharmacological, toxicological, and clinical approvals, which need to be granted by the relevant governmental authorities of a territory, for importation, promotion, distribution, sale, and administration thereof to patients of a Licensed Product in such territory (including, without limitation, an NDA or PMA granted by the FDA, including variations, extensions, and renewals thereof).

1.4.    “Commercially Reasonable Efforts” shall mean a level of effort that would ordinarily be applied by [***]

1.5.    “Confidential Information” shall have the meaning set forth in Section 11.1 below.

1.6.    “Control” or “Controlled” shall mean owned or in-licensed from a Third Party, with the ability to grant access to or a license or sublicense to Otonomy in accordance with this Agreement without violating the terms of any agreement or other arrangement with any Third Party.

1.7.    “Cover”, “Covering” or “Covered” means, with respect to a Licensed Product, that the using, selling, or offering for sale of such Licensed Product would, but for the license granted under this Agreement to the relevant DURECT Patent Rights, infringe a Valid Claim of the relevant DURECT Patent Rights in the country in which the activity occurs.

1.8.    “Deductible Expenses” shall mean to the extent actually incurred or allowed with respect to any sale of a Licensed Product: (i) normal and customary trade, cash and/or quantity discounts, including any volume discount paid or credited to the third party, rebates, chargebacks, retroactive price adjustments and administrative fees (including U.S. Medicaid and Medicare programs or equivalents and other private or government sponsored rebates and administrative fees paid granted to purchasing groups in relation to Licensed Products); (ii) import, export, sales, use, excise and other consumption taxes and custom duties or tariffs, to the extent and up to the amount mentioned in that respect on the invoice, and any other governmental taxes (other than income taxes)

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or charges imposed upon the importation, use or sale of a Licensed Product; (iii) any charges for freight, postage, shipping, security or special handling or insurance; (iv) returns; and (v) reasonable provisions for allowance for uncollectible amounts.

1.9.    “DURECT Data” shall mean all data and information owned or Controlled by DURECT as of or after the Effective Date related to the development, manufacturing, administration and use of Active Agent or the practice of the Joint Patent Rights, including but not limited to pre-clinical and clinical investigation protocols, data, and other results (including safety and efficacy data), information typically found in a Chemistry, Manufacturing and Controls (CMC) section of an FDA filing, all FDA, EMA and other regulatory submissions and correspondence, and information for investigations, including but not limited to investigator brochures.

1.10.    “DURECT Know-How” shall mean all proprietary data, information and materials owned or Controlled by DURECT relating to the development, manufacturing, administration and use of any Active Agent and/or the practice of the Joint Patent Rights including, without limitation, know-how, test results, knowledge, techniques, discoveries, inventions, specifications, designs, regulatory filings, reports and all other documents, and specifically includes, but is not limited to, the DURECT Data.

1.11.    “DURECT Patent Rights” shall mean the Patent Rights listed on Exhibit B.

1.12.    “DURECT Intellectual Property” shall mean DURECT Know-How and DURECT Patent Rights.

1.13.    “Effective Date” shall mean May 13, 2004.

1.14.    “EMA” shall mean the European Medicines Agency or any successor thereto.

1.15.    “FDA” shall mean the United States Food and Drug Administration, or any successor thereto.

1.16.    “GAAP” shall mean United States generally accepted accounting principles, consistently applied or, if applicable, corresponding accounting principles in effect in relevant jurisdictions outside the United States, consistently applied.

1.17.    “Gacyclidine” shall mean [***].

1.18.    “Joint Patent Rights” shall mean the intellectual property disclosed in the patent application filed as [***], as well as any Patent Rights covering Inventions as that term is defined in the INSERM Agreement. A complete list all Joint Patent Rights existing as of the Signature Date is attached hereto as Exhibit B.

1.19.    “Licensed Product” shall mean any pharmaceutical formulation containing an Active Agent, either alone or in association or combination with one or several other active or inactive ingredients, as a stand-alone product, or in combination with appropriate devices or

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bioerodable compounds which provide for site-directed delivery and/or extended release of such pharmaceutical formulation.

1.20.    “Marketing Approval Application” shall mean generally a marketing authorization application filed with the FDA, EMA or other applicable health/regulatory authority, for approval to market and distribute Licensed Products in the applicable jurisdiction, including, without limitation, an NDA or PMA filed with the FDA.

1.21.    “NDA” shall mean a new drug application filed with or granted by the FDA with respect to a Licensed Product seeking approval to commercially market said new drug.

1.22.    “Net Sales” shall mean with respect to a Licensed Product on a country-by-country basis the gross amount invoiced, recognized or otherwise charged by Otonomy, its Affiliates and/or Sublicensees for the sale of a Licensed Product on a country-by-country basis in the Territory, less Deductible Expenses with respect thereto. It is acknowledged that Net Sales shall not include amounts for Licensed Product furnished to a Third Party for use in clinical trials conducted to obtain regulatory approval and Licensed Product distributed as free goods. Furthermore, Net Sales shall not include amounts from sales or other dispositions of Licensed Product between Otonomy and any of its Affiliates or between Otonomy (or any of its Affiliates) and Sublicensees, so long as such Affiliates and/or Sublicensees are not the end user of such Licensed Product.

1.23.    “Patent Rights” shall mean any patent applications, continuations, continuations-in-parts, divisionals, or other patent applications (including, without limitation, provisional applications and PCT patent applications) and patents issuing from any of the foregoing including, but not limited to, any extension, renewal, reexamination, substitution, or reissue of such patents and all foreign equivalents of any of the foregoing.

1.24.    “Party” shall mean either Otonomy or DURECT, as appropriate, and collectively Otonomy and DURECT are referred to herein as the “Parties”.

1.25.    “Person” shall mean an individual, corporation, partnership, limited liability company (“LLC”), trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

1.26.    “PMA” shall mean a pre-marketing application filed with or granted by the FDA with respect to a Licensed Product seeking approval to commercially market said new device.

1.27.    “Sublicensee(s)” shall mean any Third Party other than an Affiliate of Otonomy to whom Otonomy (or its Affiliate) has granted a sublicense of any or all of the rights in, to and under the DURECT Intellectual Property to make and sell Licensed Products.

1.28.    “Sublicensing Income” means upfront, milestones or other payments received by Otonomy from a Sublicensee in consideration of a grant of a sublicense under the DURECT Patent Rights. Notwithstanding the foregoing, the following are specifically excluded from the definition of Sublicensing Income: [***]

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[***]

1.29.    “Term” shall have the meaning set forth in Section 10.1 of this Agreement.

1.30.    “Territory” shall mean the world.

1.31.    “Third Party” shall mean any Person or entity other than a Party.

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1.32.    “Valid Claim” shall mean any claim of an issued and unexpired patent within the DURECT Patent Rights, which has not been held unenforceable or invalid by a court or other governmental agency of competent jurisdiction in an unappealed and unappealable decision, and which has not been disclaimed or admitted to be invalid or unenforceable through reissue or otherwise.

For purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (a) the use herein of the plural shall include the single and vice versa and the use of the masculine shall include the feminine; (b) unless otherwise set forth herein, the use of the term “including” means “including but not limited to”; and (c) the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision. Additional terms may be defined throughout this Agreement.

2.	LICENSES

2.1.    License Grant. DURECT hereby grants to Otonomy an exclusive, royalty-bearing license, including the right to grant sublicenses, under the DURECT Intellectual Property, to research and develop, make, use, sell, offer for sale, import, export, and otherwise commercialize any Licensed Product and to have any of the foregoing performed on its behalf by a Third Party, in each case within the Territory.

2.2.    Exclusivity. The license granted to Otonomy in section 2.1 is exclusive even with respect to DURECT. For clarity, DURECT shall not retain any rights under the DURECT Intellectual Property to research and develop, make, have made, use, sell, offer for sale or otherwise commercialize, import, and export any Licensed Product.

2.3.    Sublicensing. Otonomy may, under the rights granted to it hereunder, freely grant sublicenses to any Third Party, including the right to grant further sublicenses, provided that all such sublicenses shall be in writing and shall be subordinate to the terms and conditions of this Agreement.

2.4.    Termination of Exclusivity by DURECT. In the event that Otonomy has failed to use Commercially Reasonable Efforts to develop and commercialize a Licensed Product, DURECT shall notify Otonomy in writing. Otonomy shall have [***] to remedy such failure (the “Cure Period”). By way of example without limitation, it is hereby agreed that [***] If Otonomy has failed to remedy such failure within the Cure Period, then DURECT may elect, in its sole discretion, by written notice to Otonomy to (i) terminate this Agreement, such termination to take effect in due course so as to permit an orderly wind down of operations pertaining to this agreement, provided that any sublicenses granted by Otonomy prior to the date of such termination shall survive in accordance with Section 10.5.2 below; or (ii) convert the license granted in Section 2.1 to DURECT

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Intellectual Property into a non-exclusive license, provided that any such conversion of the license granted in Section 2.1 to a non-exclusive status shall not affect the exclusivity of any exclusive sublicenses granted by Otonomy prior to the date of such conversion. However, if Otonomy disputes such lack of diligence in writing within the Cure Period, [***] DURECT acknowledges and agrees that as a part of its development activities and diligence obligations hereunder Otonomy may conduct feasibility studies for the application of Licensed Product(s) to specific indications before undertaking further development.

3.	DISCLOSURE OF DURECT KNOW-HOW.

3.1.    Disclosure of DURECT Know-How. DURECT certifies that it has previously transferred to NeuroSystec all DURECT Know-How necessary or useful for the research, development and commercialization of the Active Agents.

4.	ROYALTIES, PAYMENTS AND RELATED OBLIGATIONS

4.1.    Payments by Otonomy to DURECT. As a partial reimbursement to DURECT for research and development and other expenses incurred by DURECT in connection with its efforts researching and developing Active Agents, Otonomy shall pay to DURECT the amounts set forth in Sections 4.1.1 and 4.1.2 below:

    4.1.1.    Milestones. Upon the first occurrence of the following milestones by Otonomy, its Affiliates or any Sublicensee, each a one-time, non-refundable fee, due and payable within [***] days after such event:

(i)	[***]	$[***]

(ii)	[***]	$[***]

(iii)	[***]	$[***]

(iv)	[***]	$[***]

Each of the above milestones shall be payable once only and only for the first occurrence of each such milestone, irrespective of the number of Licensed Products that may achieve such milestone, and only to the extent the Licensed Product triggering such milestone is Covered by a Valid Claim in the country in which the applicable filing or approval occurs.

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4.1.2.       Sublicense Fees.    [***] percent ([***]%) of all Sublicensing Income realized by Otonomy.

4.1.3.       Royalties.    In addition to the foregoing, earned running royalties shall be due as follows with respect to Licensed Products sold by Otonomy, its Affiliates and Sublicensees in countries in the Territory where at least one Valid Claim within the DURECT Patent Rights exists Covering such Licensed Product:

(i)	a royalty of [***]% on that portion of annual Net Sales of such Licensed Products which does not exceed $[***]; and

(ii)	a royalty of [***]% on that portion of annual Net Sales of such Licensed Products in excess of $[***].

4.2.      Payments by Otonomy to INSERM.    In addition to the royalties of Section 4.1.3 above, Otonomy shall pay to INSERM, on behalf of DURECT, earned running royalties for worldwide net sales of Licensed Products by Otonomy, its Affiliates and Sublicensees where such products are Covered by a Valid Claim under the Joint Patent Rights. Such royalty shall be [***] percent ([***]%) of net sales of such products. For the purposes of this Section 4.2, net sales shall be calculated as [***] Such payments will be calculated at the end of each calendar year and paid to INSERM within [***] days of the end of each calendar year. All calculations of fees payable to INSERM will be based on United Stated Dollars. Net sales in currency other than United Stated Dollars will be converted to United States Dollars using the currency exchange rate quoted in the Wall St. Journal (or comparable publication if not quoted in the Wall St. Journal) on the last day of the calendar year for which net sales are calculated. Along with payment, Otonomy will provide a statement showing the calculation used to calculate net sales and the royalty payment.

4.3.      Royalty Term.    Otonomy’s obligation to pay royalties under Sections 4.1.3 shall continue on a Licensed Product-by-Licensed Product and on a country-by-country basis in the Territory until expiration or determination of invalidity of the last Valid Claim within the DURECT Patent Rights Covering such Licensed Product in such country. Otonomy’s obligation to pay royalties to INSERM under Section 4.2 shall continue so long as DURECT’s obligations to INSERM continue under the INSERM AGREEMENT.

4.4.      Royalty Reports.    Otonomy shall deliver to DURECT, within [***] in which a Licensed Product is sold, transferred or otherwise disposed of by Otonomy, its Affiliates or Sublicensees, a written report setting forth in reasonable detail (a) the number and types of Licensed Product(s) sold in each country, (b) the gross proceeds from such sales, (c) the calculation of the royalties payable to DURECT for such calendar year under Section 4.1, including the amount of Net Sales and Deductible Expenses (broken down by category) and (d) the calculation of royalties payable to INSERM. Notwithstanding the foregoing, Otonomy shall have no obligation under this Section 4.5 for so long as no royalties are payable under this Article 4.

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4.5.      Payment Terms.

4.5.1.      Otonomy shall pay all royalties due and payable on Net Sales by it, its Affiliates and Sublicensees pursuant to Sections 4.1.5 on a per [***] in which the applicable Licensed Product is sold, transferred or otherwise disposed of by Otonomy, its Affiliates and Sublicensees.

4.5.2.      Unless expressly stated otherwise, all payments made under this Agreement shall be made in United States Dollars and by wire transfer (net of bank charges which shall be borne by the paying party) to one or more bank accounts to be designated in writing by each Party or by INSERM as the case may be. In the event that a Licensed Product is sold by Otonomy, its Affiliates or Sublicensees in currencies other than United States Dollars, Net Sales shall be calculated by conversion of foreign currency to U.S. Dollars at the conversion rate equal to the average of the conversion rates existing in the United States (referencing the “U.S. dollar noon buying rates”, or its equivalent, published in the Wall Street Journal) on the last working day of each month of the period during which royalties are being calculated.

4.5.3.      No multiple royalties shall be due or payable for any Licensed Product notwithstanding that the manufacture, use, offer for sale, sale or import of any Licensed Product by or for Otonomy, its Affiliates or Sublicensees is or shall be covered by more than one Valid Claim within DURECT Patent Rights. For the avoidance of doubt, royalties due under Sections 4.2 shall not be deemed multiple royalties.

4.6.      Taxes.    Each Party shall be responsible for and pay all taxes, duties and levies directly imposed by all foreign, federal, state, local or other taxing authorities (including, without limitation, export, sales, use, excise, and value-added taxes) based on such Party’s transactions or payments under this Agreement, other than taxes imposed or based on net income. If withholding under the applicable laws of any country is required with respect to any payment to be made by either Party under this Agreement, the paying Party shall withhold the required amount and pay such amount to the appropriate governmental authority and all amounts due hereunder shall be reduced by the amount required to be withheld. In such a case, the withholding Party shall, upon the other Party’s request, promptly provide the other Party with original receipts or other evidence sufficient to allow the other Party to obtain the benefits of any such tax withholding. The Parties shall use reasonable efforts, if applicable and appropriate, to cooperate in reducing any tax withholding on payments made hereunder.

4.7.      Inspection of Books and Records.    Otonomy shall maintain, and require its Affiliates and Sublicensees to maintain in accordance with GAAP, complete and accurate books and records which enable the calculation of royalties and other payments payable hereunder to be verified. Otonomy, its Affiliates and its Sublicensees shall retain such books and records for each annual period for three (3) years after the submission of the corresponding report under Section 4.4. Upon two (2) weeks prior written notice to Otonomy, independent accountants reasonably acceptable to Otonomy may have access to such books and records to conduct a review or audit for the sole purpose of verifying the accuracy of the royalty reports and payments due under this

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Agreement for any annul period ending not more than three (3) years prior to the date of such request, provided that DURECT may conduct no more than one such audit in any twelve (12) month period and shall not audit any given annual period more than once. Such access shall be permitted during Otonomy’s normal business hours during the term of this Agreement and for two (2) years after the expiration or termination of this Agreement. The independent accountant shall execute and deliver to Otonomy a standard confidentiality agreement (i.e., consistent with industry norms). In the event of any underpayment, Otonomy shall promptly pay to DURECT the difference between the amount actually paid by Otonomy and the amount determined to be owed under this Section 4.7. Any amounts determined to have been overpaid shall be credited against future payments owed to DURECT. Any such inspection or audit shall be at DURECT’s expense, unless the inspection or audit results in a determination that DURECT has been underpaid by Otonomy in any annual period by more than [***] percent ([***]%) of the amount actually owed by Otonomy for such annual period, in which case Otonomy shall pay all reasonable costs and expenses incurred by DURECT in the course of making such determination, including the reasonable fees and expenses of such accountant.

4.8.      Royalty Anti-stacking.    [***]

5.	[THIS SECTION INTENTIONALLY LEFT BLANK]

6.	DEVELOPMENT, REGISTRATION, COMMERCIALIZATION AND ADVERSE EVENTS

6.1.      Annual Development Reports.    During the period beginning on the Signature Date and continuing until the commercial launch of the first Licensed Product, Otonomy shall provide annual written reports to DURECT summarizing material development and regulatory activities undertaken by Otonomy with respect to the Licensed Products. All such reports shall be provided to DURECT strictly for information purposes only and all information contained therein shall be treated as Otonomy’s Confidential Information in accordance with Article 11.

6.2.      Regulatory Reporting.    The Parties understand and agree that Otonomy, itself or through its agents or designees, shall have the sole right to correspond with appropriate regulatory agencies and submit INDs and Marketing Approval Applications for Licensed Products as Otonomy deems useful or necessary to fulfill its obligations hereunder. Accordingly, except as otherwise

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required by law, DURECT shall not correspond directly with the FDA or any other regulatory authority relating to the process of obtaining Approvals for Licensed Products, without Otonomy’s prior permission. Notwithstanding the foregoing, DURECT agrees to provide such reasonable assistance, as requested by Otonomy and at Otonomy’s expense, in preparing, submitting and maintaining such INDs and Marketing Approval Applications.

6.3.      Development and Commercialization Responsibilities.  Otonomy (itself or through its Affiliates or designees) shall pay for all costs related to and shall bear all responsibility for the development, manufacturing, registration and sale of the Licensed Product(s). Otonomy (itself or through its Affiliates or designees) shall pay for all costs related to and shall bear all responsibility for all marketing and promotional activities related to Licensed Product(s) in the Territory and shall decide on the strategy regarding such activities. Otonomy shall use Commercially Reasonable Efforts to develop, obtain Approvals for, promote and sell Licensed Product(s) being granted Approval in the Territory, it being understood that the efforts of Otonomy’s Affiliates and Sublicensees shall count towards Otonomy’s own Commercially Reasonable Efforts.

7.	PATENT MAINTENANCE AND ENFORCEMENT

7.1.      Prosecution of DURECT Patent Rights.  DURECT hereby appoints Otonomy as its agent to, at its expense, file, prosecute and maintain the patent applications or patents within the DURECT Patent Rights. Otonomy shall provide DURECT and INSERM reasonable opportunity to review and comment on such activities, including providing DURECT and INSERM promptly and in a timely fashion with copies of all relevant communications to or from any patent authority in the Territory regarding the DURECT Patent Rights and providing drafts of any material filings or responses to be made to such patent authorities reasonably in advance of the submission of such filings or responses. Otonomy shall consider in good faith any reasonable comments provided by DURECT or INSERM in connection with the prosecution of such DURECT Patent Rights in the Territory, provided that it is understood that Otonomy shall retain final decision-making authority with respect thereto. If Otonomy elects not to prepare, file, prosecute or maintain any patent applications or patents within the DURECT Patent Rights in any given country(ies), Otonomy shall give DURECT written notice thereof within a reasonable period, not less than thirty (30) calendar days, prior to allowing such patent applications or patents to lapse or become abandoned or unenforceable, and DURECT shall thereafter have the right, at DURECT’s sole expense and discretion, to prepare, file, prosecute and maintain such patent applications or patents in such countries.

7.2.      Patent Enforcement.  If either Party becomes aware that any patents within the DURECT Patent Rights are being or have been infringed by any Third Party, such Party shall promptly notify the other Party in writing describing the facts relating thereto in reasonable detail. Otonomy shall have the initial right, but not the obligation, to institute, prosecute and control any action, suit or proceeding (an “Action”) with respect to such infringement including any declaratory judgment action, at its expense, using counsel of its choice. DURECT shall cooperate reasonably with Otonomy, including being named in such Action if necessary, at Otonomy’s written request and expense, in connection with any such Action. Any amounts recovered in such Action shall be used first to reimburse costs and expenses incurred by Otonomy and then DURECT, to the extent such costs and expenses have been reasonably incurred in connection with such Action (including attorneys and expert fees) and any remainder attributable to compensatory damages shall be retained by Otonomy and shall be treated as Net Sales hereunder except to the extent that DURECT has already received royalty payments pursuant to Section 4.1.3 for such amounts; provided, however, that any remainder that is attributable to an increase by the court pursuant to 35 USC Section 284 or equivalent foreign law provision shall be retained by Otonomy. For the avoidance of doubt, in the event that the court awards increased damages pursuant to 35 USC Section 284 or equivalent foreign law provision, the reimbursement of costs and expenses shall be subtracted first from such increased damages.

7.3.      Step-In Enforcement.    In the event Otonomy fails to take action to abate any commercially significant infringement of the DURECT Patent Rights (i.e., by initiating an Action or by entering into negotiations with the alleged infringer regarding the terms under which Otonomy would grant a sublicense to the infringer) within two (2) months of receiving notice thereof (or a shorter period of time if DURECT’s rights in the DURECT Patent Rights are reasonably likely to be prejudiced by such a delay), DURECT shall have the right, but not the obligation, to initiate and/or maintain such Action in its own name and at its own expense, and Otonomy shall cooperate reasonably with DURECT, at DURECT’s written request and expense, in connection with any such Action. Any amounts recovered in such Action shall be used first to reimburse costs and expenses incurred by DURECT and then Otonomy, to the extent such costs and expenses have been reasonably incurred in connection with such Action (including attorneys and expert fees) and any remainder attributable to compensatory damages shall be retained by Otonomy and shall be treated as Net Sales hereunder except to the extent that DURECT has already received royalty payments pursuant to Section 4.1.3 for such amounts; provided, however, that any remainder that is attributable to an increase by the court pursuant to 35 USC Section 284 or equivalent foreign law provision shall be retained by DURECT. For the avoidance of doubt, in the event that the court awards increased damages pursuant to 35 USC Section 284 or equivalent foreign law provision, the reimbursement of costs and expenses shall be subtracted first from such increased damages.

7.4.      Cooperation.    In any Action, the parties shall provide each other with reasonable cooperation and assistance, including agreeing to be named as a party to such Action, causing other necessary parties and parties with an interest to join and be named as necessary, and, upon the written request and at the expense of the Party bringing such Action, the other Party shall make available, at reasonable times and under appropriate conditions, all relevant personnel, records, papers, information, samples, specimens, and the like in its possession. Notwithstanding any other provision of this Article 7, neither Party shall make any settlements of any suit, proceeding or action relating to an infringement of any DURECT Patent Rights that would materially and adversely affect the other Party or the rights and licenses granted hereunder (which in the case of any suit, proceeding or action being brought by DURECT, would include any settlement that would not terminate all further use by the alleged infringer of such DURECT Patent Rights) without first obtaining such other Party’s prior written consent, such consent not to be unreasonably withheld or delayed or conditioned upon receipt of consideration.

8.	REPRESENTATIONS, WARRANTIES AND COVENANTS

8.1.      Representations, Warranties and Covenants of Otonomy.    Otonomy represents and warrants that, as of the Signature Date:

8.1.1.      Otonomy is a corporation, duly organized, validly existing and in good standing under the laws of Delaware.

8.1.2.      The execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate action on the part of Otonomy.

8.1.3.      There is no pending, or to its knowledge, threatened Third Party lawsuit, claim, action or demand against Otonomy.

8.1.4.      The execution, delivery and performance of this Agreement will not conflict with any agreement to which Otonomy is a party or by which it is bound.

8.2.      Representations, Warranties and Covenants of DURECT.    DURECT represents, warrants and covenants that, as of the Signature Date:

8.2.1.      DURECT is a corporation, duly organized validly existing and in good standing under the laws of Delaware;

8.2.2.      The execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate action on the part of DURECT;

8.2.3.      DURECT has the right and authority to grant the rights and licenses granted to Otonomy under this Agreement;

8.2.4.      DURECT has not granted any right, license or interest in, to or under the DURECT Patent Rights or DURECT Know-How inconsistent with the rights, license and interests granted to Otonomy in this Agreement, and DURECT shall not grant during the term of this Agreement any right, license or interest in, to or under the DURECT Intellectual Property that is inconsistent with the rights, licenses and interests granted to Otonomy hereunder;

8.2.5.      DURECT has provided to Otonomy a true copy (including any amendments thereto) of each agreement with a Third Party referring or relating substantially to the manufacture, use or sale of any Active Agent. Exhibit A contains a complete list of all such Third Party agreements.

8.2.6.      There is no pending or, to DURECT’s knowledge, threatened Third Party lawsuit, claim, action or demand against DURECT which relates to the use of any Active Agent or the DURECT Intellectual Property.

8.2.7.      Other than the patents and patent applications listed on Exhibit B, DURECT represents and warrants that it is not the assignee, co-assignee, or licensee, of any patents, or patent applications, that would (i) Cover the Active Agents or (ii) preclude Otonomy from exercising any of the rights granted hereunder.

8.2.8.      To its knowledge, DURECT does not own or control any investigational new drug application, drug master file or comparable regulatory filing for any Active Agent not included in this Agreement.

8.3.      Disclaimer.    EXCEPT AS EXPRESSLY PROVIDED FOR IN THIS AGREEMENT, NEITHER PARTY MAKES, AND EACH PARTY HEREBY DISCLAIMS, ANY AND ALL REPRESENTATIONS AND WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT AND ANY WARRANTY ARISING OUT OF PRIOR COURSE OF DEALING AND USAGE OF TRADE.

9.	INDEMNIFICATION AND INSURANCE

9.1.      Indemnification by Otonomy.    Otonomy shall indemnify and hold harmless DURECT, its Affiliates and their respective officers, directors, employees and agents (each a “DURECT Indemnitee”) from and against claims, demands, liabilities, damages, losses and expenses, including reasonable attorney’s fees and costs, actually incurred by the indemnified party arising out of or in connection with any lawsuit, claim, action or demand (“Claims”) brought by a third party based upon (i) the negligence or intentional misconduct of Otonomy or its Affiliates; (ii) breach by Otonomy or its Affiliates of the representations and warranties made by it in this Agreement; (iii) use by or on behalf of Otonomy of any Active Agents or Licensed Products for clinical trials, and (iv) the use, manufacture, marketing, promotion, sale, advertising, transportation, handling, storage, or distribution of Licensed Products by or on behalf of Otonomy, including any claims with respect to a defect or alleged defect in the labeling of such Licensed Products or any defect or alleged defect in the design or formulation of such Licensed Products; except in each case for (x) Claims arising due to the negligence, intentional misconduct, or breach of this Agreement by DURECT or its Affiliates, and (y) Claims for which DURECT is obligated to indemnify Otonomy Indemnitees pursuant to Section 9.2.

9.2.      Indemnification by DURECT.    DURECT shall indemnify and hold harmless Otonomy, its Affiliates and their respective officers, directors, employees and agents (each a “Otonomy Indemnitee”) from and against claims, demands, liabilities, damages, losses and expenses, including reasonable attorney’s fees and costs, actually incurred by the indemnified party arising out of or in connection with any Claims brought by a third party based upon (i) the negligence or intentional misconduct of DURECT or its Affiliates; and (ii) breach by DURECT or its Affiliates of the representations and warranties made by it in this Agreement; except in each case for (x) Claims arising due to the negligence, intentional misconduct omissions of, or breach of this Agreement by Otonomy or its Affiliates and (y) Claims for which Otonomy is obligated to indemnify DURECT Indemnitees pursuant to Section 9.1.

9.3.    Procedure.    The foregoing indemnifications are subject to the following procedural requirements: the Otonomy Indemnitee or DURECT Indemnitee shall give prompt written notice to the indemnifying party of any claims, suits or proceedings by Third Parties which may give rise to any claim for which indemnification may be required under this Article 9, and the Otonomy Indemnitee or DURECT Indemnitee shall reasonably cooperate with the indemnifying party and its counsel in the course of the defense of any such suit, claim or demand, such cooperation to include without limitation using reasonable efforts to provide or make available documents, information and witnesses at the expense of the indemnifying party. The indemnifying party shall be entitled to assume the defense and control of any such claim at its own cost and expense; provided, however, that the Otonomy Indemnitee or DURECT Indemnitee shall have the right to be represented by its own counsel at its own cost in such matters. Neither the indemnifying party nor the indemnified party shall settle or dispose of any such matter in any manner which would materially and adversely affect the rights or interests of the other party (including the obligation to indemnify hereunder) without the prior written consent of the other party, which shall not be unreasonably withheld or delayed or conditioned on further consideration.

9.4.    Otonomy Insurance.    Prior to dosing the first human with the Licensed Product in the first clinical trial, Otonomy shall, at its sole cost and expense, procure and maintain comprehensive general liability insurance and clinical trial insurance policies from a qualified insurance company which has a superior rating from a recognized rating service, with minimum limits of $2,000,000 for combined bodily injury and property damage. Additionally, prior to launch of any Licensed Product hereunder, Otonomy shall, at its sole cost and expense, procure and maintain products liability insurance policies from a qualified insurance company which has a superior rating from a recognized rating service, with coverage terms and limits standard and customary for commercialization of products similar to the Licensed Products in the pharmaceutical industry, but no less than $5,000,000 for combined bodily injury and property damage. All such insurance policies shall include DURECT as an additional named insured.

Otonomy will furnish to DURECT certificates of all such insurance policies:

– at least 30 days prior to the scheduled commencement of a clinical trial for a Licensed Product (and within 30 days of the date of each anniversary of the related insurance certificate date), evidence of coverage in accordance with this Section 9.4; and

– at least 60 days prior to the first commercial sale by Otonomy in the Territory (and within 30 days of the date of each anniversary of the related insurance certificate date), evidence of insurance coverage in accordance with this Section 9.4.

If Otonomy is unable to secure or maintain all such insurance policies and coverage as provided for herein, the parties will negotiate in good faith reasonable accommodations regarding risk exposure of the parties.

10.	TERM AND TERMINATION

10.1.    Term.    This Agreement shall commence on the Effective Date and continue in full force and effect until the expiration of all of Otonomy’s royalty payment obligations as specified under Section 4.4, unless terminated earlier pursuant to Sections 2.4, 10.2, 10.3, 10.4 or 12.6 (the “Term”). Upon such expiration or termination (excluding termination under Sections 2.4, 10.2, 10.3, 10.4 or 12.6), the license granted under Section 2.1 shall be thereafter paid-up, perpetual and royalty-free.

10.2.    Otonomy Termination.    Otonomy may terminate this Agreement upon sixty (60) days prior written notice for any reason, including if Otonomy decides to halt development of Licensed Products.

10.3.    Termination by Either Party.    Either Party may terminate this Agreement upon written notice to the other Party if the other Party (i) makes a general assignment for the benefit of creditors; (ii) files an insolvency petition in bankruptcy; (iii) petitions for or acquiesces in the appointment of any receiver, trustee or similar officer to liquidate or conserve its business or any substantial part of its assets; (iv) commences under the laws of any jurisdiction any proceeding for relief under the Bankruptcy Code of 1986, as amended (“Code”) or similar bankruptcy laws in applicable jurisdictions, involving its insolvency, reorganization, adjustment of debt, dissolution, liquidation or any other similar proceeding for the release of financially distressed debtors; or (v) becomes a party to any proceeding or action of the type described above in (iii) or (iv), and such proceeding or action remains undismissed or unstayed for a period of more than sixty (60) days.

10.4.    DURECT Termination.    DURECT may terminate this agreement upon written notice if Otonomy is in material breach of any provision hereunder and has not cured such breach within [***] days following the receipt of a first notice which specifies in reasonable detail the nature of the breach sent to it by DURECT; provided, however, that if Otonomy disputes such breach in writing within the Cure Period, [***].

10.5.    Effect of Termination.

10.5.1.  Upon termination of this Agreement in its entirety pursuant to Section 2.4, 10.2, or 10.4, the licenses granted by DURECT to Otonomy hereunder shall terminate and except as reasonably necessary for surviving rights or obligations under this Section 10.5: (i) Otonomy shall, at DURECT’s option, promptly destroy or return to DURECT all copies of Confidential Information of DURECT in Otonomy’s or its Affiliates’ possession, and (ii) DURECT shall promptly destroy or return all Confidential Information of Otonomy’s then in DURECT’s possession. Notwithstanding the foregoing, each Party may retain one (1) copy of the Confidential Information of the other Party in its archival files, subject to the non-use and non-disclosure provisions herein, solely for purposes of determining the scope of its rights and obligations hereunder. Termination of this Agreement by any Party shall not require resort to any court or compliance with any other formality and shall not prejudice the right of either party to recover any damages for breach of this Agreement.

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

10.5.2.  Upon termination of this Agreement in its entirety pursuant to Sections 10.2-10.4, the licenses granted by DURECT to Otonomy hereunder shall terminate. Notwithstanding the foregoing, any sublicenses granted by Otonomy to a Sublicensee hereunder shall survive, provided that upon request by DURECT, such Sublicensee promptly agrees in writing to be bound by the applicable terms of this Agreement. For purposes of clarity, it is understood and agreed that (i) each Sublicensee shall be responsible for paying to DURECT all royalties and milestones to which DURECT would have been entitled to had this Agreement not been so terminated based on such Sublicensee’s development and commercialization of Licensed Products, and (ii) the duties of DURECT under such surviving sublicense will not be greater than the duties of DURECT under this Agreement.

10.6.    Survival.    Articles 4 (solely with respect to amounts owed prior to expiration or termination), 1, 9, 11 and 12 and Sections 7.2, 7.3, and 7.4 (each solely with respect to any Actions on-going at the time of termination), 8.3, 10.5 and 10.6 shall survive expiration or termination of this Agreement.

11.	CONFIDENTIAL INFORMATION AND PUBLICATION

11.1.    Confidentiality.    In connection with the Non-Disclosure Agreement, as defined below, and with this Agreement, the parties have disclosed and will disclose or make available to each other information, data and materials of a confidential or proprietary nature (“Confidential Information”), including but not limited to each Party’s proprietary know-how, invention disclosures, materials and/or technologies, economic information, business or research strategies, clinical trial data and information, trade secrets and material embodiments thereof.

11.2.    Confidentiality and Non-Use.    The recipient of a disclosing Party’s Confidential Information shall maintain such Confidential Information in confidence, and shall disclose such Confidential Information only to those of its employees, agents, consultants, Sublicensees, attorneys, accountants, advisors, existing and potential investors, and potential development and commercialization partners who have a reasonable need to know such Confidential Information for purposes contemplated by this Agreement and who are bound by obligations of confidentiality and non-use no less restrictive than those set forth herein. The recipient of the disclosing Party’s Confidential Information shall use such Confidential Information solely to exercise its rights and perform its obligations under this Agreement (including, without limitation, the right to use and disclose such Confidential Information, to the extent required, in regulatory applications and filings), unless otherwise mutually agreed in writing. The recipient of the disclosing Party’s Confidential Information shall take the same degree of care that it uses to protect its own confidential and proprietary information of a similar nature and importance (but in any event no less than reasonable care).

11.3.    Exclusions.    Confidential Information of a disclosing Party shall not include information that: (a) was in the recipient’s possession prior to receipt from the disclosing Party as demonstrated by contemporaneous documentation; (b) was or becomes, through no fault of the recipient, publicly known; (c) was furnished to the recipient by a Third Party without breach of a duty or obligation of confidentiality to the disclosing Party; (d) was independently developed by the recipient without use of, application of or reference to the disclosing Party’s Confidential Information as demonstrated by contemporaneous documentation.

11.4.    Legal Disclosures.    It shall not be a violation of this Article 11 for the recipient to disclose the disclosing Party’s Confidential Information when such information is required to be disclosed under applicable law, but such disclosure shall be for the sole purpose of and solely to the extent required by such law, and provided that the recipient, to the extent possible, shall give the disclosing Party prior written notice of the proposed disclosure and cooperate fully with the disclosing Party to minimize the scope of any such required disclosure, to the extent possible and in accordance with applicable law and will use all reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed.

11.5.    Termination.    All obligations of confidentiality and non-use imposed under this Article 11 shall expire [***] years after the date of expiration or termination of this Agreement.

11.6.    Publications and Press Releases.    Neither Party shall issue any press release, publication, or any other public announcement relating to this Agreement, without obtaining the other Party’s prior written approval, provided, however, that the parties may issue a mutually agreed upon joint press release regarding this Agreement at a time to be mutually agreed upon. Once such press releases or other public announcements have been approved for disclosure by the parties, such approval will not be required again before a Party may subsequently repeat disclosure of information contained therein. Notwithstanding the foregoing, each Party shall have the right to make such disclosures as may be required by applicable laws, including applicable securities laws.

12.	MISCELLANEOUS

12.1.    Trademarks.    Otonomy (itself or through its Affiliates or designees) will have sole responsibility for, and ownership of, any and all trademarks for the Licensed Product used in the Territory.

12.2.    Marking Requirement.    Each Party agrees to mark the appropriate patent number or numbers as reasonably requested by the other Party on such Licensed Products made or sold in accordance with all applicable governmental laws, rules and regulations to the extent reasonably possible, and to require its Affiliates and Sublicensees to do the same. Each Party acknowledges and agrees that by agreeing to mark Licensed Products, the other Party is not agreeing or otherwise admitting that any such marked product is covered by the claims of the DURECT Patent Rights or any other patent. All uses of the DURECT name and marks shall be subject to prior review and approval by DURECT, such approval not to be unreasonabley withheld or conditioned on further consideration.

12.3.     Governing Law; Dispute Resolution.

12.3.1.  This Agreement shall be governed by, and construed and interpreted, in accordance with the internal laws of the State of California without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of California to the rights and duties of the parties.

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

12.3.2.  In the event of any controversy, claim or dispute arising out of or related to this Agreement or to the breach or interpretation thereof (a “Dispute”), the parties shall first refer such Dispute to the Chief Executive Officer, or his or her duly appointed representative (each a “Responsible Executive”) of each Party for attempted resolution by good faith executive negotiations within [***] days after such referral is made. In the event such officers are unable to resolve such Dispute within such [***] day period, either Party may assert its rights in a manner in accordance with the provisions of Section 12.3.3-12.3.6.

12.3.3.  Subject to Section 12.3.5, any Dispute that is not resolved under Section 12.3.2 shall be solely and exclusively settled by final and binding arbitration in accordance with the then current commercial arbitration rules of the American Arbitration Association, subject to the terms and conditions of this Section 12.3. Either Party may initiate the arbitration of a Dispute by sending written notice of such election to the other Party clearly marked “Arbitration Demand” (the “Arbitration Demand”). The Dispute shall be adjudicated by three (3) neutral and impartial arbitrators. Each Party shall nominate one arbitrator within [***] days after the other Party’s receipt of the Arbitration Demand, and the two arbitrators so named will then jointly appoint the third arbitrator as chairman of the arbitration tribunal. The decision of the arbitration tribunal shall be final and binding upon the parties hereto, and may be entered in any competent court for judicial acceptance of such an award and order of enforcement.

12.3.4.  All costs of the arbitration shall be shared equally by the parties, and each Party shall be responsible for its own legal and other costs. The arbitrators shall not have the right or authority to award punitive damages to either Party.

12.3.5.  Notwithstanding anything to the contrary in this Section 12.3, each Party may, and expressly reserves the right to, seek judicial relief from any court of competent jurisdiction in order to obtain an injunction or other equitable relief or to enforce a breach of the confidentiality provisions in Article 11 or to otherwise obtain temporary relief pending the outcome of the arbitration.

12.3.6.  Arbitration will take place in [***]. The proceedings shall be conducted and all documentation shall be presented in English. The parties agree that the arbitration proceedings and its contents shall be kept confidential, except as may otherwise be required by applicable law.

12.4.    Export Regulations.    The parties agree that this Agreement is subject in all respects to the laws and regulations of the United States of America, including the Export Administration Act of 1979, as amended, and any regulations thereunder.

12.5.    Limitation of Liability.    IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR INCIDENTAL, CONSEQUENTIAL, INDIRECT, PUNITIVE OR SPECIAL DAMAGES OF THE OTHER PARTY ARISING OUT OF OR RELATED TO THIS AGREEMENT, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

12.6.    Force Majeure.    Neither Party shall be held responsible for any delay or failure in performance hereunder to the extent caused by strikes, embargoes, unexpected government requirements, civil or military authorities, acts of God, earthquake, or by war, insurrection, terrorism or other causes beyond such Party’s control and without such Party’s fault or negligence; provided that the affected Party notifies the unaffected Party as soon as reasonably possible, and resumes performance hereunder as soon as reasonably possible following cessation of such force majeure event. Each Party agrees to give the other Party prompt written notice of the occurrence of any such condition set forth herein, the nature thereof, and the extent to which the affected Party will be unable fully to perform its obligations hereunder. Each Party further agrees to use all reasonable efforts to correct the condition as quickly as possible, and to give the other prompt written notice when it is again fully able to perform such obligations. If, as a result of conditions set forth herein, either Party is unable to substantially perform any of its material obligations hereunder for any consecutive period of three hundred and sixty-five (365) days, the other Party shall have the right to terminate this Agreement upon written notice.

12.7.    Independent Contractors.    The relationship of Otonomy and DURECT established by this Agreement is that of independent contractors. Nothing in this Agreement shall be construed to create any other relationship between Otonomy and DURECT. Neither Party shall have any right, power or authority to bind the other or assume, create or incur any expense, liability or obligation, express or implied, on behalf of the other.

12.8.    Assignment.    Otonomy and DURECT may assign this Agreement to an Affiliate or in connection with the merger, acquisition or sale by Otonomy or DURECT, as the case may be, of all or substantially all of its assets relating to this Agreement upon prior written notice to DURECT or Otonomy, as the case may be, and without the need for DURECT’s or Otonomy’s consent, as applicable, provided however that (a) any such assignee shall assume all obligations of Otonomy or DURECT, as the case may be, under this Agreement and (b) no assignment shall relieve Otonomy or DURECT of responsibility for the performance of any accrued obligations which Otonomy or DURECT then has hereunder. Aside from the foregoing, no rights or obligations under this Agreement may be transferred or assigned by a Party to a Third Party without the prior written consent of the other Party. Any assignment not in conformance with this Section 12.8 shall be null, void and of no legal effect.

12.9.    Notices.    All notices required or permitted to be given hereunder shall be (a) delivered in person or (b) sent by express courier (via a reliable courier company such as FedEx or DHL), or (c) sent by registered airmail, with postage prepaid, and return receipt requested or (d) sent by facsimile (with a confirmation letter thereof sent by express courier or registered airmail) to the address specified below or to such changed address as may have been previously specified in writing by the addressed Party from time to time during the term of this Agreement. If notice is given in person, by courier or by fax, it shall be effective upon receipt; if notice is given by overnight delivery service, it shall be effective two (2) business days after deposit with the delivery service; and if notice is given by mail, it shall be effective five (5) business days after deposit in the mail. Notices shall be sent as follows:

If to DURECT:

Attn: General Counsel

DURECT Corporation

10260 Bubb Road

Cupertino, CA 95014

Main: (408) 777-1827

Facsimile: (408) 777-3577

If to Otonomy:

Otonomy, Inc.

Attn: CEO

6275 Nancy Ridge Road,

Suite100

San Diego, CA 92121

Main: (858) 242-5200

Facsimile: (858) 200-0933

With copy to:

Wilson Sonsini Goodrich & Rosati

Attn: Kenneth A. Clark, Esq.

650 Page Mill Road

Palo Alto, California 94304

Facsimile: (650) 493-6811

12.10.    Modification; Waiver.    This Agreement may not be altered, amended or modified in any way except by a writing signed by authorized representatives of both of the parties. The failure of a Party to enforce any rights or provisions of the Agreement shall not be construed to be a waiver of such rights or provisions, or a waiver by such Party to thereafter enforce such rights or provision or any other rights or provisions hereunder. No waiver shall be effective unless made in writing and signed by the waiving Party.

12.11.    Severability.    If any provision of this Agreement shall be found by a court of competent jurisdiction or the arbitration panel described in Section 12.3 to be void, invalid or unenforceable, the same shall be reformed to comply with applicable law or stricken if not so conformable, so as not to affect the validity or enforceability of the remainder of this Agreement. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction or the arbitration panel described in Section 12.3 to be void, invalid or unenforceable, and reformation or striking of such provision materially changes the economic benefit of this Agreement to either Otonomy or DURECT, Otonomy and DURECT shall modify such provision in accordance with this Section 12.13 to obtain a legal, valid and enforceable provision and provide an economic benefit to Otonomy and DURECT that most nearly effects Otonomy’s and DURECT’s intent on entering into this Agreement.

12.12.    Bankruptcy Treatment of Licenses.    The parties agree that the rights granted to Otonomy hereunder, including, without limitation, those rights granted in Section 2, are rights in “intellectual property” within the scope of Section 101 (or its successors) of the United States Bankruptcy Code (the “Code”). Licensee shall have the rights set forth herein with respect to the Licensed Products when and as developed or created. In addition, Otonomy, as a licensee of intellectual property rights hereunder, shall have and may fully exercise all rights available to a licensee under the Code, including, without limitation, under Section 365(n) or its successors. In the event of a case under the Code involving DURECT, Otonomy shall have the right to obtain (and DURECT or any trustee for DURECT or its assets shall, at Otonomy’s written request, deliver to Otonomy) a copy of all embodiments (including, without limitation, any work in progress) of any intellectual property rights granted hereunder, including, without limitation, embodiments of any Licensed Products, and any other intellectual property necessary or desirable for Otonomy to use or exploit any Licensed Products or to exercise its rights hereunder. In addition, DURECT shall take all steps reasonably requested by Otonomy to perfect, exercise and enforce its rights hereunder, including, without limitation, filings in the U.S. Copyright Office and U.S. Patent and Trademark Office, and under the Uniform Commercial Code.

12.13.    Entire Agreement.    The parties hereto acknowledge that this Agreement, together with the exhibits attached hereto, sets forth the entire agreement and understanding of the parties as to the subject matter hereto, and supersedes all prior and contemporaneous discussions, agreements and writings in respect hereto. This Agreement supersedes the Non-Disclosure Agreement to the extent indicated in Section 11.6 hereunder.

12.14.    Headings.    The article, section and paragraph headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of the articles, sections or paragraphs to which such headings apply.

12.15.    Counterparts.    This Agreement may be executed in two or more counterparts (including faxed counterparts), each of which shall be deemed an original and all of which together shall constitute one instrument.

12.16.    No Third-Party Beneficiaries.    Nothing in this Agreement, express or implied, is intended to confer, nor shall anything herein confer on, any person other than the parties and the respective successors or permitted assigns of the parties, any rights, remedies, obligations or liabilities. For the avoidance of doubt, any payment made to INSERM pursuant to Section 4.2 represents payments owed by Otonomy to DURECT, which DURECT would otherwise remit to INSERM pursuant to DURECT’s payment obligations, and are paid by Otonomy to INSERM directly on behalf of DURECT solely for the convenience of DURECT and Otonomy. Such payments do not relieve DURECT of its obligations to pay 1NSERM and do not create an independent right on the part of INSERM under this Agreement.

IN WITNESS WHEREOF, Otonomy and DURECT have executed this Agreement by their respective duly authorized representatives.

OTONOMY, INC.		DURECT CORPORATION

By:	/s/ David A. Weber, PhD	By:	/s/ James E. Brown

Name:	David A. Weber, PhD	Name:	James E. Brown

Title:	President & Chief Executive Officer	Title:	CEO

EXHIBIT A

DURECT THIRD PARTY LICENSES

[***]

*** This exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT B

DURECT PATENT RIGHTS

[***]

*** This exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT C

INSERM AGREEMENT

[***]

*** This exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.